EXHIBIT 99.1

Endo Comments on United States Attorney’s Office Grand Jury Subpoena Relating to Products Containing Oxymorphone
DUBLIN, Jan. 11, 2018 -- Endo International plc (NASDAQ: ENDP) (“Endo”) today announced that its subsidiary, Endo Pharmaceuticals Inc. (“EPI”), has received a grand jury subpoena from the United States Attorney’s Office for the Southern District of Florida seeking documents and information relating to products containing oxymorphone.
The subpoena broadly requests documents including, among others, those produced in past or pending lawsuits and those relating to product safety and efficacy, overdoses, diversion, thefts, overprescribing, abuse/misuse, dependency or tolerance, withdrawal, addictiveness, adverse events and manipulation. The subpoena also requests distribution and other third party agreements, together with sales and marketing, training, financial, compensation and corporate information, as well as documents relating to interactions with various government agencies, including the U.S. Food and Drug Administration, Drug Enforcement Administration, Veterans Administration, Federal Trade Commission, Department of Health & Human Services, Medicare and Medicaid. Endo and EPI intend to be responsive to the subpoena and cooperate with any related government investigation.
In all circumstances, it is Endo’s policy to comply with applicable laws, rules, regulations and industry guidance governing the sale and marketing of pharmaceutical products.
About Endo International plc
Endo International plc (NASDAQ: ENDP) is a highly focused generics and specialty branded pharmaceutical company delivering quality medicines to patients in need through excellence in development, manufacturing and commercialization. Endo has global headquarters in Dublin, Ireland, and U.S. headquarters in Malvern, PA. Learn more at www.endo.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements,” including statements regarding a federal grand jury subpoena. All forward-looking statements in this press release reflect the Company’s current analysis of information and represent the Company’s judgment only as of the date of this press release. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations. Risks and uncertainties include, among other things, general industry and market conditions; technological advances and patents attained by competitors; challenges inherent in the research and development and regulatory processes, including regulatory decisions, product recalls, withdrawals and other unusual items; challenges related to product marketing, such as the unpredictability of market acceptance for new products and/or the acceptance of new indications for such products; inconsistency of treatment results among patients; potential difficulties in manufacturing; the outcome of litigation, settlement discussions or other adverse proceedings; general economic conditions; and governmental laws and regulations affecting domestic and foreign operations. The Company expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning these and other risk factors can be found in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission and in Canada on the System for Electronic Data Analysis and Retrieval (“SEDAR”), including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K.

Endo International plc:

Investors/Media:	Media:	Investors:
Stephen Mock	Heather Zoumas-Lubeski	Nina Goworek
(845) 364-4833	(484) 216-6829	(484) 216-6657

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